SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
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T/R SYSTEMS, INC.

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     On September 3, 2003, T/R Systems, Inc. distributed the following press release, which T/R Systems is filing as soliciting material pursuant to Rule 14a-12:

For more information:	T/R Systems:
Mimi Sells EFI Corporate Communications 650-357-3712	Lyle Newkirk Chief Financial Officer 770-453-7452

EFI Investor Relations:
JoAnn Horne Market Street Partners 415-321-2445

Electronics For Imaging to Acquire T/R Systems

Global Imaging Leader to Expand Print Workflow Solutions Business

FOSTER CITY, CA & NORCROSS, GA – September 3, 2003 — Electronics For Imaging, Inc. (Nasdaq:EFII), the world leader in imaging solutions for network printing, today announced it has signed an agreement to acquire T/R Systems, Inc. (Nasdaq:TRSI), a leader in developing innovative solutions for the management and production of digital documents. It is expected that T/R Systems’ shareholders would receive, in exchange for their shares of common stock at the closing of the transaction, approximately $21 million in cash or $1.57 per share, subject to certain adjustments. All of T/R Systems’ directors and officers and certain of their respective affiliates have entered into a Shareholder Support Agreement pursuant to which they have agreed to vote their shares in favor of the transaction.

“T/R Systems’ products are a very good fit with EFI’s portfolio,” said EFI CEO Guy Gecht. “By expanding our workflow offerings, we will offer our worldwide customers a greater range of productivity tools to enhance their operational efficiency and profitability.”

“Joining forces with EFI will allow us to expand our markets globally and provide the strong financial resources to enable us to better serve our customers,” said Mike Kohlsdorf, T/R Systems’ President and CEO. “Our combined companies will offer the market a powerful array of open workflow solutions backed by EFI’s global network of customer support and service.”

The acquisition fits with EFI’s strategy of expanding its workflow offerings to provide a broad range of solutions for its customers. EFI is committed to investing in T/R Systems’ products including the MicroPress® distributed printing solution and to developing future collaborative products that continue to increase customers’ efficiency and productivity.

The acquisition of T/R Systems will result in a one-time charge to EFI in the quarter the transaction closes for certain acquisition-related expenses. EFI will provide further information during its earnings conference call in October.

The merger agreement must be approved by T/R Systems’ shareholders and is subject to certain other conditions. The transaction is expected to close in the fourth calendar quarter of 2003.

This document does not constitute a solicitation by T/R Systems, Inc. or its board of directors or executive officers of any approval or action of its stockholders. T/R Systems will file a proxy statement and other relevant documents concerning the proposed merger with the SEC. Shareholders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the merger. You will be able to obtain the documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by T/R Systems free of charge by requesting them in writing from T/R Systems, 1300 Oakbrook Drive, Norcross, Georgia 30093, or by telephone at (770) 448-9008.

T/R Systems and its executive officers and directors may be deemed to be participants in the solicitation of proxies from T/R Systems’ shareholders in connection with the merger. Information regarding such officers and directors, including certain interests they have relating to T/R Systems, is included in T/R Systems’ proxy statement for its 2003 annual meeting of shareholders filed with the SEC on April 21, 2003. T/R Systems’ shareholders may obtain additional information regarding the interests of T/R Systems’ executive officers and directors by reading the proxy statement regarding the proposed merger when it becomes available.

Safe Harbor for Forward Looking Statements: The statements, “It is expected that T/R Systems’ shareholders would receive, in exchange for their shares of common stock at the closing of the transaction, approximately $21 million in cash or $1.57 per share, subject to certain adjustments” and “By expanding our workflow offerings, we will offer our worldwide customers a greater range of productivity tools to enhance their operational efficiency and profitability” and “Joining forces with EFI will allow us to expand our markets globally and provide the strong financial resources to enable us to better serve our customers” and “Our combined companies will offer the market a powerful array of open workflow solutions backed by EFI’s global network of customer support and service” and “EFI is committed to investing in T/R Systems’ products including the MicroPress® distributed printing solution and to developing future collaborative products that continue to increase customers’ efficiency and productivity” and “The acquisition of T/R Systems will result in a one-time charge to EFI in the quarter the transaction closes for certain acquisition-related expenses” and “The transaction is expected to close in the fourth calendar quarter of 2003” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to risks and uncertainties as discussed more fully in EFI’s and T/R Systems’ filings with the SEC. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The rapidly evolving markets for EFI’s and T/R Systems’ products and uncertainty regarding the development of these markets; ongoing new product development and introduction of new and enhanced products; potential difficulties in retaining customers, assimilating and integrating operations, technologies and products; risk of revenues not being realized when expected; risk of increased competition in the markets; and the effects of economic uncertainty on customer expenditures. The merger agreement may be terminated for a number of reasons and the completion of the merger is subject to a number of conditions and there is no assurance that the transaction will be completed.

About Electronics For Imaging, Inc.

Electronics For Imaging (www.efi.com) is the world leader in imaging solutions for network printing. EFI’s industry-leading core technologies offer powerful document management tools, seamless networking, high fidelity color and black-and-white output, and greater productivity and cost efficiency. EFI products support a broad range of printers, copiers, multifunction devices and mobile communications devices delivering printer speeds of up to 2000 ppm in color. EFI’s innovative imaging solutions include the Fiery®, EDOX®, Splash™ and DocStream™ brands of print controllers; Velocity™ suite of workflow software; Best™ inkjet proofing software; and PrintMe ™ mobile printing solutions. EFI maintains 22 offices worldwide.

About T/R Systems

T/R Systems (www.trsystems.com) provides the printing and publishing industry with an integrated software suite that transforms digital copiers and printers into powerful, scalable print-on-demand systems. Our solutions turn complex document production tasks into efficient automated business processes. T/R Systems’ solutions are used by a broad spectrum of customers, including corporations, colleges and universities, facilities managers and print-for-pay service providers. Despite the seemingly different requirements of each of these groups, the one constant is their desire to provide effective and efficient document production services to their customers.